EXHIBIT 99.1

Tech Data Corporation Reports Fourth Quarter and Fiscal Year 2017 Results

CLEARWATER, Fla., March 08, 2017 (GLOBE NEWSWIRE) -- Tech Data Corporation (NASDAQ:TECD) (the “Company”) today announced its financial results for the fourth quarter and fiscal year ended January 31, 2017.

	Fourth quarter ended January 31,			Fiscal year ended January 31,
($ in millions, except per share amounts)	2017	2016	Y/Y Change	2017	2016	Y/Y Change
Net Sales	$7,427.5	$7,483.6	-1%	$26,234.9	$26,379.8	-1%

Operating income (GAAP)	$103.1	$145.2	-29%	$291.9	$401.4	-27%
Operating margin (GAAP)	1.39%	1.94%	-55 bps	1.11%	1.52%	-41 bps

Operating income (Non-GAAP)	$122.1	$116.8	5%	$338.9	$319.1	6%
Operating margin (Non-GAAP)	1.64%	1.56%	8 bps	1.29%	1.21%	8 bps

Net income (GAAP)	$78.8	$96.1	-18%	$195.1	$265.7	-27%
Net income (Non-GAAP)	$87.0	$80.9	8%	$225.2	$208.2	8%

EPS - diluted (GAAP)	$2.22	$2.72	-18%	$5.51	$7.36	-25%
EPS - diluted (Non-GAAP)	$2.45	$2.29	7%	$6.36	$5.77	10%

A reconciliation of GAAP to non-GAAP financial measures is presented in the financial tables of this press release.
This information is also available on the Investor Relations section of Tech Data’s website at www.techdata.com/investor.

Financial Highlights for the Fourth Quarter Ended January 31, 2017:

  Net sales were $7.4 billion, a decrease of 1 percent compared to the prior-year quarter. On a constant currency basis, net sales increased 2 percent.

    The Americas: Net sales were $2.7 billion (36 percent of worldwide net sales), essentially flat compared to the prior-year quarter.

    Europe: Net sales were $4.7 billion (64 percent of worldwide net sales), a decrease of 1 percent compared to the prior-year quarter. On a constant currency basis, net sales increased 3 percent.

  Gross profit was $371.0 million, an increase of $16.4 million, compared to the prior-year quarter. As a percentage of net sales, gross profit was 5.00 percent compared to 4.74 percent in the prior-year quarter.

  Selling, general and administrative expenses (“SG&A”) were $253.9 million, or 3.42 percent of net sales, compared to $244.0 million, or 3.26 percent of net sales in the prior-year quarter. Non-GAAP SG&A was $248.9 million, an increase of $11.0 million, or 5 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP SG&A was 3.35 percent, compared to 3.18 percent in the prior-year quarter.

  Worldwide operating income was $103.1 million, or 1.39 percent of net sales compared to $145.2 million or 1.94 percent of net sales in the prior-year quarter. Operating income for the prior-year quarter included $35.3 million of gains related to LCD settlement agreements, net of attorney fees and expenses. Non-GAAP operating income was $122.1 million, an increase of $5.3 million, or 5 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 1.64 percent, an improvement of 8 basis points over the prior-year quarter.

    The Americas: Operating income was $39.3 million, or 1.45 percent of net sales, compared to $73.6 million, or 2.73 percent of net sales in the prior-year quarter. Operating income for the prior-year quarter included the aforementioned LCD settlement gains. Non-GAAP operating income was $47.4 million, an increase of $8.5 million, or 22 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 1.75 percent, an improvement of 31 basis points over the prior-year quarter.

    Europe: Operating income was $66.7 million, or 1.41 percent of net sales, compared to $75.1 million, or 1.57 percent of net sales in the prior-year quarter. Non-GAAP operating income was $77.7 million, a decline of $3.8 million, or 5 percent, compared to the prior-year quarter. As a percentage of net sales, non-GAAP operating income was 1.65 percent compared to 1.70 percent in the prior-year quarter.

    Stock-based compensation expense was $2.9 million, a decrease of $0.6 million, compared to the prior-year quarter. These expenses are excluded from the regional non-GAAP operating results and presented as a separate line item in the company’s segment reporting (see the GAAP to non-GAAP reconciliation in the financial tables of this press release).

  Net income was $78.8 million, compared to $96.1 million in the prior-year quarter. Net income for the prior-year quarter included the aforementioned LCD settlement gains, net of taxes. Non-GAAP net income was $87.0 million, an increase of $6.1 million, or 8 percent, compared to the prior-year quarter.

  Earnings per share on a diluted basis (“EPS”) were $2.22, compared to $2.72 in the prior year quarter. Earnings per share for the prior-year quarter included the aforementioned LCD settlement gains, net of taxes. Non-GAAP EPS was $2.45, an increase of $0.16, or 7 percent compared to the prior-year quarter.

  Net cash generated by operations during the quarter was $445 million.

Financial Highlights for the Fiscal Year Ended January 31, 2017:

  Net sales were $26.2 billion, a decrease of 1 percent compared to the prior year. On a constant currency basis, net sales increased approximately 1 percent.

    The Americas: Net sales were $10.4 billion (40 percent of worldwide net sales), essentially flat compared to the prior-year. On a constant currency basis, net sales increased approximately 1 percent.

    Europe: Net sales were $15.8 billion (60 percent of worldwide net sales), a decrease of 1 percent compared to the prior-year. On a constant currency basis, net sales increased approximately 2 percent.

  Gross profit was $1.3 billion, an increase of $15.3 million, compared to the prior-year. As a percentage of net sales, gross profit was 4.96 percent compared to 4.88 percent in the prior-year.

  Selling, general and administrative expenses (“SG&A”) were $984.2 million, or 3.75 percent of net sales, compared to $990.9 million, or 3.76 percent of net sales in the prior-year. Non-GAAP SG&A was $963.0 million, a decrease of $4.6 million, compared to the prior-year. As a percentage of net sales, non-GAAP SG&A was 3.67 percent, consistent with the prior-year.

  Worldwide operating income was $291.9 million, or 1.11 percent of net sales compared to $401.4 million or 1.52 percent of net sales in the prior-year. Operating income for the prior-year included $98.4 million of gains related to LCD settlement agreements, net of attorney fees and expenses. Non-GAAP operating income was $338.9 million, an increase of $19.9 million, or 6 percent, compared to the prior-year. As a percentage of net sales, non-GAAP operating income was 1.29 percent, an improvement of 8 basis points from the prior-year.

    The Americas: Operating income was $144.2 million, or 1.39 percent of net sales, compared to $235.6 million, or 2.27 percent of net sales in the prior-year. Operating income for the prior-year included the aforementioned LCD settlement gains. Non-GAAP operating income was $160.0 million, an increase of $20.2 million, or 14 percent, compared to the prior-year. As a percentage of net sales, non-GAAP operating income was 1.54 percent, an improvement of 19 basis points from the prior-year.

    Europe: Operating income was $161.6 million, or 1.02 percent of net sales, compared to $180.7 million, or 1.13 percent of net sales in the prior-year. Non-GAAP operating income was $192.9 million, a decrease of $1.3 million, or 1 percent, compared to the prior-year. As a percentage of net sales, non-GAAP operating income was 1.22 percent, an improvement of 1 basis point from the prior-year.

    Stock-based compensation expense was $13.9 million, a decrease of $0.9 million, compared to the prior-year. These expenses are excluded from the regional non-GAAP operating results and presented as a separate line item in the company’s segment reporting (see the GAAP to non-GAAP reconciliation in the financial tables of this press release).

  Net income was $195.1 million, compared to $265.7 million in the prior-year. Net income for the prior-year included the aforementioned LCD settlement gains, net of taxes. Non-GAAP net income was $225.2 million, an increase of $17.1 million, or 8 percent, compared to the prior-year.

  Earnings per share on a diluted basis (“EPS”) were $5.51, compared to $7.36 in the prior year. Earnings per share for the prior-year included the aforementioned LCD settlement gains, net of taxes. Non-GAAP EPS was $6.36, an increase of $0.59, or 10 percent compared to the prior-year.

  For fiscal year 2017, net cash provided by operations was $657 million.

  Return on invested capital on a non-GAAP basis for the trailing twelve months was 14 percent compared to 13 percent in the prior year period.

“Our strong Q4 results capped a historic year for Tech Data - a fiscal year of significant strategic progress and strong financial performance. In fiscal 17 we achieved all of our primary financial objectives: we gained share in key geographies, gained share in select product categories and with key vendors. We also improved non-GAAP operating income; and delivered our highest non-GAAP earnings per share in the history of our company,” said Robert M. Dutkowsky, chief executive officer. “Tech Data accomplished all of this despite a dynamic global geopolitical and economic environment, a significant vendor consolidation, and an evolving IT consumption model. On top of this, we recapitalized the company and entered into the largest, most transformative acquisition in our company’s history which we completed last week. Our fiscal 2017 performance clearly validates our strategy and speaks to the strength of our operations, the quality of our management team, and the exceptional talent and hard work of our employees.”

Business Outlook

Due to the short timeframe between the reporting of Tech Data’s fourth quarter results and completion of Tech Data’s acquisition of Avnet’s Technology Solutions business (“Technology Solutions”), the Company is not providing financial guidance for its first quarter of fiscal year 2018. Tech Data plans to provide financial guidance for the combined company with its first-quarter fiscal year 2018 results.

Tech Data expects the Technology Solutions transaction to be significantly accretive to the Company’s non-GAAP earnings per share in the first year after closing. The Company also expects to realize $50 million of cost savings in the first 12 months after closing, and $100 million during the second full year. In addition, the Company expects to incur one-time costs to achieve the cost savings of approximately $150 million.

Webcast Details

Tech Data will hold a conference call today at 9:00 a.m. (ET) to discuss its financial results for the fourth quarter ended January 31, 2017. A webcast of the call, including supplemental schedules, will be available to all interested parties and can be obtained at www.techdata.com/investor. The webcast will be available for replay for three months.

Non-GAAP Financial Information

The non-GAAP financial information contained in this release is included with the intention of providing investors a more complete understanding of the Company’s operational results and trends, but should only be used in conjunction with results reported in accordance with Generally Accepted Accounting Principles (“GAAP”). Certain non-GAAP measures presented in this release or other releases, presentations and similar documents issued by the Company include sales, income or expense items as adjusted for the impact of changes in foreign currencies (referred to as “constant currency”) and the impact of the exit of certain country operations. Certain non-GAAP measures also exclude acquisition-related intangible assets amortization expense, benefits associated with legal settlements, value-added tax assessment matters, a loss on disposal of subsidiaries, acquisition and integration-related expenses, restatement and remediation related expenses, acquisition-related financing expenses and the reversal of deferred tax valuation allowances. A detailed reconciliation of the adjustments between results calculated using GAAP and non-GAAP in this release is contained in the attached financial schedules. This information can also be obtained from the Company’s Investor Relations website at www.techdata.com/investor.

Forward-Looking Statements

Certain statements in this communication may contain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, including statements regarding Tech Data’s plans, objectives, expectations and intentions relating to the acquisition of Avnet’s Technology Solutions business (“Technology Solutions”), Technology Solutions’ expected contribution to Tech Data’s results, the expected benefits of Technology Solutions, Tech Data’s and Technology Solutions’ financial results and estimates and/or business prospects involve a number of risks and uncertainties and actual results could differ materially from those projected. These forward looking statements are based on current expectations, estimates, forecasts, and projections about Technology Solutions and the operating environment, economies and markets in which Tech Data and Technology Solutions  operate and the beliefs and assumptions of our management. Words such as “expects,” “anticipates,” “targets,” “goals,” “projects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” variations of such words, and similar expressions are intended to identify such forward looking statements. In addition, any statements that refer to projections of Tech Data’s or Technology Solutions’ future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances, are forward looking statements. These forward looking statements are only predictions and are subject to risks, uncertainties, and assumptions. Therefore, actual results may differ materially and adversely from those expressed in any forward looking statements.

For additional information with respect to risks and other factors which could occur, see Tech Data’s Annual Report on Form 10-K for the year ended January 31, 2016, including Part I, Item 1A, “Risk Factors” therein, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other securities filings with the Securities and Exchange Commission (the “SEC”) that are available at the SEC’s website at www.sec.gov and other securities regulators. Readers are cautioned not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Many of these factors are beyond Tech Data’s control. Unless otherwise required by applicable securities laws, Tech Data disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Tech Data undertakes no duty to update any forward looking statements contained herein to reflect actual results or changes in Tech Data’s expectations.

About Tech Data

Tech Data Corporation is one of the world’s largest wholesale distributors of technology products, services and solutions. Its advanced logistics capabilities and value added services enable 115,000 resellers to efficiently and cost effectively support the diverse technology needs of end users in more than 100 countries. Tech Data generated $26.2 billion in net sales for the fiscal year ended January 31, 2017. It is ranked No. 108 on the Fortune 500® and one of Fortune’s “World’s Most Admired Companies.” To learn more, visit www.techdata.com, or follow us on Facebook and Twitter.

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three months ended		Year ended
	January 31,		January 31,
	2017	2016	2017	2016

Net sales	$7,427,510	$7,483,621	$26,234,876	$26,379,783
Cost of products sold	7,056,483	7,128,972	24,932,949	25,093,122
Gross profit	371,027	354,649	1,301,927	1,286,661
Operating expenses:
Selling, general and administrative expenses	253,941	244,026	984,152	990,934
Acquisition and integration expenses	13,969	-	28,966	-
LCD settlements and other, net	-	(35,346)	(4,142)	(98,433)
Value added tax assessments	-	767	1,049	(8,796)
Restatement and remediation related expenses	-	-	-	829
Loss on disposal of subsidiaries	-	-	-	699
	267,910	209,447	1,010,025	885,233
Operating income	103,117	145,202	291,902	401,428
Interest expense	15,446	6,467	36,810	14,488
Other (income) expense , net	(1,152)	3,412	(1,669)	4,522
Income before income taxes	88,823	135,323	256,761	382,418
Provision for income taxes	10,001	39,176	61,666	116,682
Net income	$78,822	$96,147	$195,095	$265,736

Earnings per share:
Basic	$2.24	$2.74	$5.54	$7.40
Diluted	$2.22	$2.72	$5.51	$7.36
Weighted average common shares outstanding:
Basic	35,224	35,078	35,194	35,898
Diluted	35,512	35,305	35,428	36,097

TECH DATA CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(In thousands, except par value and share amounts)

	January 31,	January 31,
	2017	2016
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$2,125,591	$531,169
Accounts receivable, less allowances of $38,767 and $45,875	3,047,927	2,995,114
Inventories	2,118,902	2,117,384
Prepaid expenses and other assets	119,906	178,394
Total current assets	7,412,326	5,822,061
Property and equipment, net	74,239	66,028
Goodwill	199,021	204,114
Intangible assets, net	130,676	159,386
Other assets, net	115,604	106,699
Total assets	$7,931,866	$6,358,288

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,844,532	$3,427,580
Accrued expenses and other liabilities	493,199	487,003
Revolving credit loans and current maturities of long-term debt, net	373,123	18,063
Total current liabilities	4,710,854	3,932,646
Long-term debt, less current maturities	989,924	348,608
Other long-term liabilities	61,200	71,279
Total liabilities	$5,761,978	$4,352,533
Shareholders' equity:
Common stock, par value $0.0015; 200,000,000 shares authorized; 59,245,585 shares issued at January 31, 2017 and 2016	$89	$89
Additional paid-in capital	686,042	682,227
Treasury stock, at cost (24,018,983 and 24,163,402 shares at January 31, 2017 and 2016)	(1,070,994)	(1,077,434)
Retained earnings	2,629,293	2,434,198
Accumulated other comprehensive loss	(74,542)	(33,325)
Total shareholders' equity	2,169,888	2,005,755
Total liabilities and shareholders' equity	$7,931,866	$6,358,288

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

	Three months ended January 31, 2017
	Americas⁽ˆ⁾	Europe⁽ˆ⁾	Stock Compensation Expense	Consolidated
Net Sales	$2,707,286	$4,720,224		$7,427,510
GAAP operating income⁽ˆ⁾	$39,316	$66,728	$(2,927)	$103,117
Acquisition and integration expenses	7,496	6,473		13,969
Acquisition-related amortization of intangibles	580	4,483		5,063
Total non-GAAP operating income adjustments	$8,076	$10,956		$19,032
Non-GAAP operating income	$47,392	$77,684	$(2,927)	$122,149
GAAP operating margin	1.45%	1.41%		1.39%
Non-GAAP operating margin	1.75%	1.65%		1.64%
⁽ˆ⁾ GAAP operating income does not include stock compensation expense at the regional level.

	Three months ended January 31, 2016
	Americas⁽ˆ⁾	Europe⁽ˆ⁾	Stock Compensation Expense	Consolidated
Net Sales	$2,699,276	$4,784,345		$7,483,621
GAAP operating income⁽ˆ⁾	$73,609	$75,084	$(3,491)	$145,202
LCD settlements and other, net	(35,346)	-		(35,346)
Value added tax assessments	-	767		767
Acquisition-related amortization of intangibles	582	5,602		6,184
Total non-GAAP operating income adjustments	$(34,764)	$6,369		$(28,395)
Non-GAAP operating income	$38,845	$81,453	$(3,491)	$116,807
GAAP operating margin	2.73%	1.57%		1.94%
Non-GAAP operating margin	1.44%	1.70%		1.56%
⁽ˆ⁾ GAAP operating income does not include stock compensation expense at the regional level.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

	Year ended January 31, 2017
	Americas⁽ˆ⁾	Europe⁽ˆ⁾	Stock Compensation Expense	Consolidated
Net Sales	$10,384,523	$15,850,353		$26,234,876
GAAP operating income⁽ˆ⁾	$144,246	$161,603	$(13,947)	$291,902
Value added tax assessments	(407)	1,456		1,049
Acquisition and integration costs	17,998	10,968		28,966
Acquisition-related amortization of intangibles	2,320	18,839		21,159
LCD settlements and other, net	(4,142)	-		(4,142)
Total non-GAAP operating income adjustments	$15,769	$31,263		$47,032
Non-GAAP operating income	$160,015	$192,866	$(13,947)	$338,934
GAAP operating margin	1.39%	1.02%		1.11%
Non-GAAP operating margin	1.54%	1.22%		1.29%
⁽ˆ⁾ GAAP operating income does not include stock compensation expense at the regional level.

	Year ended January 31, 2016
	Americas⁽ˆ⁾	Europe⁽ˆ⁾	Stock Compensation Expense	Consolidated
Net Sales	$10,356,716	$16,023,067		$26,379,783
GAAP operating income⁽ˆ⁾	$235,577	$180,741	$(14,890)	$401,428
LCD settlements and other, net	(98,433)	-		(98,433)
Value added tax assessments	-	(8,796)		(8,796)
Restatement and remediation-related expenses	218	611		829
Loss on disposal of subsidiaries	699	-		699
Acquisition-related amortization of intangibles	1,780	21,562		23,342
Total non-GAAP operating income adjustments	$(95,736)	$13,377		$(82,359)
Non-GAAP operating income	$139,841	$194,118	$(14,890)	$319,069
GAAP operating margin	2.27%	1.13%		1.52%
Non-GAAP operating margin	1.35%	1.21%		1.21%
⁽ˆ⁾ GAAP operating income does not include stock compensation expense at the regional level.

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands, except per share amounts)

Selling, general and administrative expenses ("SG&A")	Three months ended January 31,
	2017	2016
Net Sales	$7,427,510	$7,483,621
GAAP SG&A	253,941	244,026
Acquisition-related amortization of intangibles	(5,063)	(6,184)
Non-GAAP SG&A	$248,878	$237,842

GAAP SG&A percentage of net sales	3.42%	3.26%
Non- GAAP SG&A percentage of net sales	3.35%	3.18%

	Year ended January 31,
	2017	2016
Net Sales	$26,234,876	$26,379,783
GAAP SG&A	984,152	990,934
Acquisition-related amortization of intangibles	(21,159)	(23,342)
Non-GAAP SG&A	$962,993	$967,592

GAAP SG&A percentage of net sales	3.75%	3.76%
Non- GAAP SG&A percentage of net sales	3.67%	3.67%

	Three months ended January 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Results	$78,822	$2.22	$96,147	$2.72
LCD settlements and other, net	-	-	(35,346)	(1.00)
Value-added tax assessments	-	-	767	0.02
Acquisition and integration expenses	13,969	0.39	-	-
Acquisition-related intangible assets amortization expense	5,063	0.14	6,184	0.18
Acquisition-related financing expenses	8,476	0.24	-	-
Income tax effect of the above adjustments	(6,864)	(0.19)	13,151	0.37
Reversal of deferred tax valuation allowances	(12,455)	(0.35)	-	-
Non-GAAP results	$87,011	$2.45	$80,903	$2.29

	Year ended January 31,
	2017		2016
	Net Income	Diluted EPS	Net Income	Diluted EPS
GAAP Results	$195,095	$5.51	$265,736	$7.36
LCD settlements and other, net	(4,142)	(0.12)	(98,433)	(2.73)
Value-added tax assessments and related interest expense	1,386	0.04	(17,792)	(0.49)
Restatement and remediation related expenses	-	-	829	0.02
Acquisition and integration expenses	28,966	0.82	-	-
Loss on disposal of subsidiaries	-	-	699	0.02
Acquisition-related intangible assets amortization expense	21,159	0.60	23,342	0.65
Acquisition-related financing expenses	11,890	0.33	-	-
Income tax effect of the above adjustments	(16,652)	(0.47)	33,790	0.94
Reversal of deferred tax valuation allowances	(12,455)	(0.35)	-	-
Non-GAAP results	$225,247	$6.36	$208,171	$5.77

TECH DATA CORPORATION AND SUBSIDIARIES
GAAP TO NON-GAAP RECONCILIATION
(In thousands)

Return on Invested Capital (ROIC)

	Year ended January 31,
	2017	2016
TTM Non-GAAP Net Operating Profit After Tax (NOPAT)*:
Non-GAAP Operating Income	$338,934	$319,069
Non-GAAP effective tax rate	28.7%	28.5%
Non-GAAP NOPAT (Non-GAAP operating income x (1 - non-GAAP effective tax rate))	$241,580	$228,201

Average Invested Capital:
Short-term debt (5-qtr average)	$157,496	$16,539
Long-term debt (5-qtr average)	407,275	350,394
Non-GAAP Shareholders' Equity (5-qtr average)	2,103,379	1,943,683
Total average capital	2,668,150	2,310,616
Less: Cash (5-qtr average)	(974,221)	(597,715)
Average invested capital less average cash	$1,693,929	$1,712,901
ROIC	14%	13%

* Trailing Twelve Months is abbreviated as TTM.

Charles V. Dannewitz, Executive Vice President and Chief Financial Officer
727-532-8028 (chuck.dannewitz@techdata.com)

Arleen Quiñones, Vice President, Investor Relations and Corporate Communications
727-532-8866 (arleen.quinones@techdata.com)